Exhibit 10.2
[Execution Copy]

EMPLOYEE MATTERS AGREEMENT

     THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made this 15th day of March, 2005 by and among FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), ACCO WORLD CORPORATION, a Delaware corporation (“ACCO”) and GENERAL BINDING CORPORATION, a Delaware corporation (“GBC”).

W I T N E S S E T H:

     WHEREAS, Fortune, ACCO, Gemini Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ACCO, and GBC have entered into an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), providing for, among other things, the merger of Gemini Acquisition Sub with and into GBC, with GBC being the surviving corporation;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined). Any capitalized term not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

     “ACCO Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee or officer of ACCO or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by ACCO or its Subsidiaries or to which ACCO or its Subsidiaries contributes or is obligated to contribute (other than the Fortune Welfare Plans described in Section 6 and the Fortune Savings Plans), whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, termination, employment, change of control or fringe benefit plan, program or agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Fortune Savings Plans” means the Fortune Retirement Savings Plan and the Fortune Hourly Employee Retirement Savings Plan.

     “Fortune Savings Trust” means the Fortune Master Retirement Savings Plan Trust in which the Fortune Savings Plans participate.

     “GBC Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of GBC or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by

GBC or its Subsidiaries or to which GBC or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, termination, employment, change of control or fringe benefit plan, program or agreement.

     Section 2. Maintenance of Plans following Effective Time. Prior to the Effective Time, Fortune, ACCO and GBC, and after the Effective Time, ACCO and GBC, shall cooperate in reviewing, evaluating and analyzing the ACCO Plans and the GBC Plans with a view towards developing appropriate employee benefit programs following the Effective Time. Except for changes required by Applicable Laws, the ACCO Plans and GBC Plans shall remain in effect for employees and former employees of ACCO and its Subsidiaries and GBC and its Subsidiaries, respectively, unless and until modified or terminated as a result of such review, evaluation and analysis and in accordance with Applicable Laws and the terms of such plans, any applicable collective bargaining agreements or any other labor-related Contracts. Employees and former employees of ACCO and its Subsidiaries shall cease active participation in any employee benefit plan or arrangement of Fortune or its Subsidiaries effective as of the Effective Time. The participation of employees and directors of Lane Industries, Inc. (“Lane”) in the GBC Plans shall cease as the Effective Time. GBC shall not grant awards payable in or based on GBC stock on or after the Effective Time.

     Section 3. Bonus and Incentive Plans. Employees of ACCO and its Subsidiaries participating in any cash bonus and/or incentive compensation plan and program of ACCO or its Subsidiaries as of the Effective Time will receive, promptly after the Effective Time, full payment of all amounts due and not already paid with respect to the year ended December 31, 2004 determined in accordance with the terms of the relevant ACCO program. Employees of GBC and its Subsidiaries participating in any cash bonus and/or incentive compensation plan and program of GBC or its Subsidiaries as of the Effective Time will receive promptly after the Effective Time full payment of all amounts due and not already paid with respect to the year ended December 31, 2004 determined in accordance with the terms of the relevant GBC program. The 2005 GBC short term incentive plan bonus will be paid pro rata at target as soon as practicable following the Effective Time. Such short term incentive plan shall remain in effect for the remainder of 2005, and the actual bonus determined under that plan shall be offset (but not below zero) by the pro rata target bonus paid pursuant to the preceding sentence.

     Section 4. GBC Nonemployee Directors. GBC shall terminate its plan for deferral of director fees by nonemployee directors on the Effective Time and pay the deferred amounts in a single sum amount as soon as practicable after the Effective Time.

     Section 5. Pre-Existing Limitations; Deductibles; Service Credit. If a person who was an employee of ACCO or its Subsidiaries as of the Effective Time becomes eligible to participate in an employee benefit plan of GBC or its Subsidiaries after the Effective Time, or if a person who was an employee of GBC or its Subsidiaries as of the Effective Time becomes eligible to participate in an employee benefit plan of ACCO or its Subsidiaries after the Effective Time, ACCO and GBC shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent that such pre-existing conditions, exclusions or waiting periods would apply under the analogous respective ACCO Plan or GBC Plan, as the case may be; (B) provide each ACCO employee and GBC employee and their eligible dependents with credit for any flexible spending credits or debits, co-payments and deductibles paid under the respective ACCO Plan or GBC Plan in which the employee had participated in satisfying any applicable deductible or out-of-pocket requirements under any plans in which such employee may be eligible to participate; and (C) recognize all service of such employees with ACCO and GBC and their respective affiliates, for purposes of eligibility to participate and entitlement to benefits and, other than with respect to defined benefit pension plans, vesting and benefit accrual, in any such plans; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

     Section 6. Fortune Welfare Plans. To the extent that the employees of ACCO and its Subsidiaries participate in employee welfare benefit plans of Fortune, ACCO shall establish prior to the Effective Time comparable employee welfare benefit plans to benefit employees of ACCO and its Subsidiaries and their eligible dependents.

     Section 7. ACCO Defined Benefit Plan. The ACCO Pension Plan for Salaried and Certain Hourly Paid Employees participates in the Fortune Master Retirement Plans Trust. Prior to the Effective Time, ACCO shall establish a trust to be a source of providing benefits under the ACCO Pension Plan for Salaried and Certain Hourly Paid Employees and, as soon as practicable following the Effective Time, Fortune shall cause the assets held in the Fortune Master Retirement Plans Trust to be transferred to the trust established by ACCO. The assets to be transferred shall be selected on a pro rata basis, to the greatest extent possible, from each investment fund of the Fortune Master Retirement Plan Trust and, to the extent assets cannot be transferred on a pro rata basis, each investment manager shall act impartially as between Fortune and ACCO in determining the assets to be so transferred.

     Section 8. Fortune Savings Plans. Employees and former employees of ACCO and its subsidiaries participate in the Fortune Savings Plans and the Fortune Savings Trust. Prior to the Effective Time, ACCO shall establish and be the sponsor of defined contribution savings plans that constitute a spin-off from and are substantially identical in the eligibility, benefits, rights, features and other material terms of the Fortune Savings Plans as applicable to employees and former employees of ACCO and its Subsidiaries (except that new contributions made after the Effective Time may not be invested in Fortune common stock). ACCO shall also establish a trust to be a source of providing benefits under these new ACCO savings plans. As soon as practicable following the Effective Time, Fortune shall cause the assets (as well as liabilities and any Savings Plans’ loans by ACCO participants) held in the Fortune Savings Trust and reflected in the accounts of the employees and former employees of ACCO and its Subsidiaries to be transferred to the trust established by ACCO.

     Section 9. Long-Term Incentive Plan. Prior to the Effective Time Fortune, ACCO and GBC shall cooperate in reviewing, evaluating and analyzing the respective long term incentive plans applicable to employees of ACCO and GBC, respectively, with a view towards developing an appropriate long term incentive plan for the grant of stock options and other

ACCO equity based compensation and performance awards to be granted to employees and directors of ACCO, GBC and their Subsidiaries. Such long term incentive plan shall be established by the Board of Directors of ACCO and approved by Fortune as ACCO’s majority stockholder at or immediately prior to the Effective Time, but after review, evaluation and analysis by those persons designated to be the members of the Board of Directors of ACCO after the Effective Time.

     Section 10. GBC Key Employee Retention Program. GBC may establish a key employee retention program (summarized in Exhibit A hereto) pursuant to which the key employees listed on Exhibit A shall be entitled to receive retention bonuses up to an aggregate of $750,000; provided, however, that if GBC desires to award retention bonuses in excess of the $545,000 amount set forth on Exhibit A or if GBC desires to award retention bonuses to employees other than those listed on Exhibit A, it shall consult with ACCO with respect thereto. Pursuant to the terms of the Program, 50% of the retention bonus will be paid in 120 days following the Effective Time if the key employee remains in employment with GBC for the 120 day period and the remaining amount of the retention bonus will be paid 180 days after the Effective Time if the key employee remains in employment with GBC for the 180 day period. In addition, the entire retention bonus would be paid if the key employee is terminated without cause (as defined in the Retention Program) by GBC on or before the 180th day after the Effective Time.

     Section 11. Certain GBC Stock Incentive Awards.

     (a) 2004 Performance Restricted Stock Unit Awards.

     (i) With respect to GBC performance restricted stock unit awards issued during 2004, the restricted stock units (“RSUs”) that vest in full upon the consummation of the Merger shall be treated in accordance with Section 2.8(c) of the Merger Agreement.

     (ii) With respect to the RSUs awarded during 2004 that do not vest in full upon the consummation of the Merger, each such RSU shall convert into an RSU with respect to one share of ACCO Common Stock. Such remaining RSUs shall vest on February 26, 2007. Such vesting shall be time vesting only, and shall not depend on the achievement of any performance goals during such performance period. In addition, and notwithstanding any provision of any GBC change in control agreement, severance agreement, other plan or agreement to the contrary, a recipient must be employed by GBC or an affiliate thereof on February 26, 2007 in order for such RSUs to vest.

     (b) 2005 Stock Incentive Awards. With respect to stock incentive awards issued to officers and employees of GBC and its subsidiaries during 2005 (other than those issued to GBC’s Chief Executive Officer), the Closing will not be deemed to be a Change in Control (or similar term) that may be included in any of those awards, and thus such awards shall not vest automatically on the Effective Time. The award for a recipient who is entitled to and/or receives severance benefits at or following the Effective Time shall continue to vest in any awards during the period over which such severance is paid and/or calculated (irrespective of whether severance is paid over time or in a lump sum). The stock incentive award issued to GBC’s Chief

Executive Officer during 2005 shall be covered by the terms of his Employment Agreement with GBC dated May 8, 2001.

     Section 12. Sick Leave and Vacation. Each GBC employee will be entitled to carry over all sick leave and vacation days which are accrued but unused as of the Effective Time in accordance with GBC’s standard programs as in effect at the signing of the Merger Agreement. GBC employees who will not remain in employment after the Effective Time will be paid a lump sum cash amount, at the Effective Time, equal to the amount payable in respect of all unused vacation days accrued through the Effective Time, to the extent consistent with GBC’s practices in effect on the date hereof.

     Section 13. Severance Pay Plan. ACCO agrees that GBC and its Subsidiaries will honor, during the twelve month period after the Effective Time, the GBC General Employee Severance Pay Plan (“General Severance Plan”) summarized in Exhibit B hereto, which General Severance Plan shall apply only to eligible employees as described in the General Severance Plan. After the date which is twelve (12) months after the Effective Time, a new severance plan may be implemented for GBC employees.

     Section 14. Retiree Benefits for Certain GBC Employees. Certain former U.S. employees of GBC currently qualify to receive medical and other benefits as retirees of GBC until they are eligible for Medicare benefits. ACCO agrees that GBC will until the ten year anniversary of the Effective Time continue to provide such benefits to such former employees and shall continue to offer such benefits to other active employees age 60 or older who as of the Effective Time are eligible for such benefits as well as for other GBC employees who at the Effective Time have attained age 55 with ten years of service and remain employed until they attain age 60. The benefits offered and the percentage of premiums paid by each former employee shall be substantially identical to the GBC benefit plan provisions in effect as of the date of the signing of the Merger Agreement.

     Section 15. Leave of Absence. Except to the extent otherwise required by law, neither ACCO nor GBC shall be obligated, after the Effective Time, to offer employment to any GBC employee who, as of the Effective Time is on an approved leave of absence. However, each such GBC employee who is not offered comparable employment with GBC or ACCO at the conclusion of the leave of absence, shall be eligible for severance benefits under the General Severance Plan, but only to the extent consistent with GBC’s programs and practices in effect on the date hereof.

     Section 16. Further Assurances. At or prior to the Effective Time, the parties shall take all actions including, if appropriate, amending or implementing any ACCO Plan or GBC Plan, in order to give effect to the provisions of this Agreement.

     Section 17. Amendment and Termination. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Merger by the stockholders of GBC, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or automated quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. This Agreement shall terminate in the event of the termination of the Merger Agreement or the Distribution Agreement.

     Section 18. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 19. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     Section 20. Notices. Notices shall be delivered as provided for in the Merger Agreement.

     Section 21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     Section 22. Entire Agreement; No Third Party Beneficiaries.

     (i) This Agreement, the Confidentiality Agreement, the Merger Agreement, the other Transaction Agreements, the Lane/GBC Tax Allocation Agreement and the exhibits and schedules thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (ii) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     Section 24. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 25. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 26. Submission to Jurisdiction; Waivers. Each of Fortune, ACCO and GBC irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Fortune, ACCO and GBC hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Fortune, ACCO and GBC hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 27. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FORTUNE BRANDS, INC.
By:	/s/ Christopher J. Klein
	Name:	Christopher J. Klein
	Title:	Senior Vice-President

ACCO WORLD CORPORATION
By:	/s/ Neal Fenwick
	Name:	Neal Fenwick
	Title:	Executive Vice-President Finance and Administration

GENERAL BINDING CORPORATION
By:	/s/ Steven Rubin
	Name:	Steven Rubin
	Title:	Vice-President, Secretary and General Counsel